------                                                                                                   --------------------------
FORM 4                                                                                                         OMB APPROVAL
------                                                                                                   --------------------------
[ ] Check this box if no                                                                                 OMB Number:      3235-0287
    longer subject to                    U.S. SECURITIES AND EXCHANGE COMMISSION                         Expires: January 31, 2005
    Section 16. Form 4                           Washington, D.C. 20549                                  Estimated average burden
    or Form 5 obligations                                                                                hours per response.....0.5
    may continue. See                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Instruction 1(b).
                                      Filed pursuant to Section 16(a) of the Securities
                                          Exchange Act of 1934, Section 17(a) of the
                                          Public Utility Holding Company Act of 1935
                                           or Section 30(h) of the Investment Company
                                                        Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|                                            |                                              |             to Issuer                |
|    Fairfax Financial Holdings Limited      |    Zenith National Insurance Corp. (ZNT)     |        (Check all applicable)        |
|                                            |                                              |  [ ] Director     [X] 10% Owner      |
|                                            |                                              |  [ ] Officer      [ ] Other (specify |
|--------------------------------------------|----------------------------------------------|      (give title             below)  |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4. Statement for   |       below)                         |
|                                            |    Number of Reporting  |    Month/Day/Year  |       -----------------------------  |
|                                            |    Person, if an Entity |                    |                                      |
|                                            |    (Voluntary)          |     12/31/02       |                                      |
|  95 Wellington Street West, Suite 800      |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check Applicable Line)            |
| Toronto, Ontario, Canada M5I 2N7           |                         |    (Month/Day/     |   [ ] Form filed by One              |
|                                            |                         |    Year)           |       Reporting Person               |
|--------------------------------------------|                         |                    |   [X] Form filed by More than        |
| (City)           (State)           (Zip)   |                         |                    |       One Reporting Person           |
|                                            |                         |                    |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Trans-|2A.      |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   action|Deemed   |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   Date  |Execution|   (Instr. 8) |   (Instr. 3, 4 and 5)     |    cially Owned    |   Form:     |   direct |
|                     |         |Date, if |              |                           |    Following       |   Direct    |   Benefi-|
|                     |(Month/  |any)     |              |                           |    Reported        |   (D) or    |   cial   |
|                     |Day/     |         |--------------|---------------------------|    Transaction(s)  |   Indirect  |   Owner- |
|                     |Year)    |(Month/  | Code  |  V   |    Amount  |  (A)  | Price|                    |   (I)       |   ship   |
|                     |         |Day/     |       |      |            |  or   |      |                    |   (Instr. 4)|   (Instr.|
|                     |         |Year)    |       |      |            |  (D)  |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |12/30/02 |         |  P    |      |   2,200    |  A    |$23.13|     322,974        |    I        | Held by  |
|                     |         |         |       |      |            |       |      |                    |             | CRC      |
|                     |         |         |       |      |            |       |      |                    |             | (Bermuda)|
|                     |         |         |       |      |            |       |      |                    |             | Reinsur- |
|                     |         |         |       |      |            |       |      |                    |             | ance     |
|                     |         |         |       |      |            |       |      |                    |             | Limited  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |12/31/02 |         |  P    |      |     600    |  A    |$23.64|     323,574        |    I        | Held by  |
|                     |         |         |       |      |            |       |      |                    |             | CRC      |
|                     |         |         |       |      |            |       |      |                    |             | (Bermuda)|
|                     |         |         |       |      |            |       |      |                    |             | Reinsur- |
|                     |         |         |       |      |            |       |      |                    |             | ance     |
|                     |         |         |       |      |            |       |      |                    |             | Limited  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |         |         |       |      |            |       |      |   2,966,449        |    I        | Held by  |
|                     |         |         |       |      |            |       |      |                    |             | TIG      |
|                     |         |         |       |      |            |       |      |                    |             | Insurance|
|                     |         |         |       |      |            |       |      |                    |             | Company  |
|                     |         |         |       |      |            |       |      |                    |             |          |
|                     |         |         |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |         |         |       |      |            |       |      |   1,150,000        |    I        | Held by  |
|                     |         |         |       |      |            |       |      |                    |             | Odyssey  |
|                     |         |         |       |      |            |       |      |                    |             | Reinsur- |
|                     |         |         |       |      |            |       |      |                    |             | ance     |
|                     |         |         |       |      |            |       |      |                    |             | Corpor-  |
|                     |         |         |       |      |            |       |      |                    |             | ation    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |         |         |       |      |            |       |      |      64,200        |    I        | Held by  |
|                     |         |         |       |      |            |       |      |                    |             | Odyssey  |
|                     |         |         |       |      |            |       |      |                    |             | America  |
|                     |         |         |       |      |            |       |      |                    |             | Reinsur- |
|                     |         |         |       |      |            |       |      |                    |             | ance     |
|                     |         |         |       |      |            |       |      |                    |             | Corp.    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |         |         |       |      |            |       |      |      20,000        |    I        | Held by  |
|                     |         |         |       |      |            |       |      |                    |             | The North|
|                     |         |         |       |      |            |       |      |                    |             | River    |
|                     |         |         |       |      |            |       |      |                    |             | Insurance|
|                     |         |         |       |      |            |       |      |                    |             | Com-     |
|                     |         |         |       |      |            |       |      |                    |             | pany     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |         |         |       |      |            |       |      |   3,287,222        |    I        | Held by  |
|                     |         |         |       |      |            |       |      |                    |             | United   |
|                     |         |         |       |      |            |       |      |                    |             | States   |
|                     |         |         |       |      |            |       |      |                    |             | Fire     |
|                     |         |         |       |      |            |       |      |                    |             | Insurance|
|                     |         |         |       |      |            |       |      |                    |             | Company  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                         Page 1 of 4




FORM 4 (continued)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of   |  2. Conver-  |3. Trans- |3A.     |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Derivative |     sion or  |   action |Deemed  |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   Security   |     Exercise |   Date   |Execu-  |   Code   |   Securities   |    Expiration   |   Securities       |   Deriva-   |
|   (Instr. 3) |     Price of |   (Month/|tion    |   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   tive      |
|              |     Deriva-  |   Day/   |Date, if|   8)     |   or Disposed  |    (Month/Day/  |                    |   Security  |
|              |     tive     |   Year)  |any     |          |   of (D)       |    Year)        |                    |  (Instr. 5) |
|              |     Security |          |(Month/ |          |   (Instr. 3,   |                 |                    |             |
|              |              |          |Date/   |          |   4 and 5)     |-----------------|--------------------|             |
|              |              |          |Year)   |          |                | Date   |Expira- |        |  Amount or|             |
|              |              |          |        |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|              |              |          |        | Code| V  | (A) |    (D)   | cisable|Date    |        |  Shares   |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Securities:          |       Ownership      |
|       Owned Follow- |          Direct (D)           |       (Instr. 4)     |
|       ing Reported  |          or Indirect (I)      |                      |
|       Transaction(s)|          (Instr. 4)           |                      |
|       (Instr.4)     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------

EXPLANATION OF RESPONSES:

                                                                              Fairfax Financial Holdings Limited
**  Intentional misstatements or omissions of facts constitute Federal          By: /s/ Bradley P. Martin          December 31, 2002
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ----------------------------------   ----------------
                                                                              Name: Bradley P. Martin                   Date
                                                                              Title: Vice President

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                                                                                                                         Page 2 of 4

            REPORTING PERSONS WHO ARE BENEFICIAL OWNERS IN THE GROUP

    (IN ADDITION TO THE DESIGNATED FILER, FAIRFAX FINANCIAL HOLDINGS LIMITED)


------------------------------------------------------------------------------------------------------------------------------------
                                                                                         DATE OF EVENT
                                                                                           REQUIRING       SIGNATURE OF
    REPORTING PERSON              ADDRESS                      ISSUER (SYMBOL)             STATEMENT       REPORTING PERSON
------------------------------------------------------------------------------------------------------------------------------------
V. PREM WATSA              95 Wellington Street West,          ZENITH NATIONAL              12/30/02     BY: /s/ V. Prem Watsa
                           Suite 800, Toronto, Ontario         INSURANCE CORP. ("ZNT")                           V. Prem Watsa
                           Canada M5J 2N7
------------------------------------------------------------------------------------------------------------------------------------
THE SIXTY TWO INVESTMENT   1600 Cathedral Place                ZENITH NATIONAL              12/30/02     BY: /s/ V. Prem Watsa
COMPANY LIMITED            925 West Georgia St., Vancouver     INSURANCE CORP. ("ZNT")                   NAME:     V. Prem Watsa
                           British Columbia, Canada V6C 3L3                                              TITLE:     President
------------------------------------------------------------------------------------------------------------------------------------
810679                     95 Wellington Street West,          ZENITH NATIONAL              12/30/02     BY:  /s/ V. Prem Watsa
ONTARIO LIMITED            Suite 800, Toronto, Ontario         INSURANCE CORP. ("ZNT")                   NAME:   V. Prem Watsa
                           Canada M5J 2N7                                                                TITLE:     President
------------------------------------------------------------------------------------------------------------------------------------
CRC (BERMUDA) REINSURANCE  c/o Westbrook Limited               ZENITH NATIONAL
LIMITED                    Richmond House                      INSURANCE CORP. ("ZNT")      12/30/02     BY: /s/ Ronald Schokking
                           12 Par-la-Ville Road                                                          NAME:   Ronald Schokking
                           P.O. Box HM 1022                                                              TITLE:    Vice President
                           Hamilton HM DX Bermuda
------------------------------------------------------------------------------------------------------------------------------------
FFHL GROUP LTD.            95 Wellington Street West,          ZENITH NATIONAL              12/30/02     BY: /s/ Eric P. Salsberg
                           Suite 800, Toronto, Ontario         INSURANCE CORP. ("ZNT")                   NAME:     Eric P. Salsberg
                           Canada M5J 2N7                                                                TITLE:    Vice President
------------------------------------------------------------------------------------------------------------------------------------
FAIRFAX INC.               305 Madison Avenue                  ZENITH NATIONAL              12/30/02     BY: /s/ Eric P. Salsberg
                           P.O. Box 1943                       INSURANCE CORP. ("ZNT")                   NAME:     Eric P. Salsberg
                           Morristown, New Jersey                                                        TITLE:     Chairman
                           07960 - 1943
------------------------------------------------------------------------------------------------------------------------------------
TIG HOLDINGS, INC.         5205 North O'Connor Blvd.           ZENITH NATIONAL              12/30/02     BY: /s/ Eric P. Salsberg
                           Irving, Texas 75039                 INSURANCE CORP. ("ZNT")                   NAME:     Eric P. Salsberg
                                                                                                         TITLE:     Vice President
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Page 3 of 4

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 DATE OF EVENT
                                                                                   REQUIRING       SIGNATURE OF
    REPORTING PERSON              ADDRESS              ISSUER (SYMBOL)             STATEMENT       REPORTING PERSON
------------------------------------------------------------------------------------------------------------------------------------
TIG INSURANCE GROUP         5205 North O'Connor Blvd.   ZENITH NATIONAL             12/30/02     BY:  /s/ William H. Huff
                            Irving, Texas               INSURANCE CORP. ("ZNT")                  NAME:   William H. Huff
                            75039                                                                TITLE:    Vice President
------------------------------------------------------------------------------------------------------------------------------------
TIG INSURANCE COMPANY       5205 North O'Connor Blvd.   ZENITH NATIONAL             12/30/02     BY:  /s/ William H. Huff
                            Irving, Texas               INSURANCE CORP. ("ZNT")                  NAME:   William H. Huff
                            75039                                                                TITLE:    Vice President
------------------------------------------------------------------------------------------------------------------------------------
ODYSSEY RE HOLDINGS CORP.   140 Broadway                ZENITH NATIONAL             12/30/02     BY: /s/ Donald L. Smith
                            39th Floor, New York,       INSURANCE CORP. ("ZNT")                  NAME:   Donald L. Smith
                            New York 10005                                                       TITLE:    Senior Vice President,
                                                                                                             General Counsel and
                                                                                                             Corporate Secretary
------------------------------------------------------------------------------------------------------------------------------------
ODYSSEY AMERICA             300 First Stamford Place    ZENITH NATIONAL             12/30/02     BY: /s/ Donald L. Smith
REINSURANCE CORPORATION     Stamford, CT                INSURANCE CORP. ("ZNT")                  NAME:     Donald L. Smith
                            06902                                                                TITLE:    Senior Vice President
------------------------------------------------------------------------------------------------------------------------------------
ODYSSEY REINSURANCE         300 First Stamford Place    ZENITH NATIONAL             12/30/02     BY: /s/ Donald L. Smith
CORPORATION                 Stamford, CT                INSURANCE CORP. ("ZNT")                  NAME:   Donald L. Smith
                            06902                                                                TITLE:    Senior Vice President
------------------------------------------------------------------------------------------------------------------------------------
CRUM & FORSTER              305 Madison Avenue          ZENITH NATIONAL             12/30/02     BY: /s/ Mary Jane Robertson
HOLDINGS, INC.              P.O. Box 1943               INSURANCE CORP. ("ZNT")                  NAME:     Mary Jane Robertson
                            Morristown, New Jersey                                               TITLE:    Exec. Vice Pres., &
                            07960 - 1943                                                         Treasurer
------------------------------------------------------------------------------------------------------------------------------------
UNITED STATES FIRE          305 Madison Avenue          ZENITH NATIONAL             12/30/02     BY: /s/ Mary Jane Robertson
INSURANCE COMPANY           P.O. Box 1943               INSURANCE CORP. ("ZNT")                  NAME:     Mary Jane Robertson
                            Morristown, New Jersey                                               TITLE:    Exec. Vice Pres.,
                            07960 - 1943                                                         Treasurer & CFO
------------------------------------------------------------------------------------------------------------------------------------
THE NORTH RIVER             305 Madison Avenue          ZENITH NATIONAL             12/30/02     BY: /s/ Mary Jane Robertson
INSURANCE COMPANY           P.O. Box 1943               INSURANCE CORP. ("ZNT")                  NAME:   Mary Jane Robertson
                            Morristown, New Jersey                                               TITLE:  Exec. Vice Pres.,
                            07960 - 1943                                                         Treasurer & CFO

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Page 4 of 4